EXHIBIT (s)(2)

SECRETARY’S CERTIFICATE

The undersigned, Secretary for Eaton Vance Floating-Rate Opportunities Fund (the “Fund”), hereby certifies that the Board of Trustees of the Fund duly adopted the following resolution on December 13, 2023:

RESOLVED:

That the persons named in any power of attorney given by any Trustee or officer of the Fund relating to Registration Statements on Form N-2, or any one of them, are authorized to sign each Registration Statement on Form N-2 under the Securities Act of 1933, and any amendments thereto, on behalf of the Fund pursuant to such power of attorney.

By:	/s/ Nicholas S. Di Lorenzo
Nicholas S. Di Lorenzo
Secretary

Dated: January 2, 2024